UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 28, 2009

LBI MEDIA HOLDINGS, INC.

(Exact name of registrant as specified in its charter)

Delaware

(State or other jurisdiction of incorporation)

333-110122	05-0584918
(Commission File Number)	(IRS Employer Identification No.)

1845 West Empire Avenue	Burbank, California	91504
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (818) 563-5722

Not applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2 (b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4 (c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On December 28, 2009, the parent of LBI Media Holdings, Inc., Liberman Broadcasting, Inc. (“Liberman Broadcasting”), entered into an employment agreement (the “Employment Agreement”) with Winter Horton, the Chief Operating Officer of Liberman Broadcasting and each of its subsidiaries.

The term of the Employment Agreement commenced on January 1, 2010 and ends on December 31, 2014.

Base Salary. Pursuant to the Employment Agreement, Mr. Horton will receive an annual salary of $450,000 per year, less taxes and required withholdings. Assuming his continued employment, Mr. Horton’s salary will increase by 5% on January 1, 2011 and on each January 1 thereafter during the term of the Employment Agreement.

Bonus. For each calendar year during the term of the Employment Agreement, the first such period having commenced on January 1, 2010, Liberman Broadcasting may in its discretion pay to Mr. Horton a bonus of up to $75,000 if Mr. Horton remains in the position of Chief Operating Officer as of December 31 of such calendar year and has performed fully all material obligations under the Employment Agreement. The amount of each such bonus, if any, will be determined by Liberman Broadcasting’s board of directors in its sole discretion according to Mr. Horton’s achievement of annual objectives set by the board for that year. If, however, during the term of the Employment Agreement, Liberman Broadcasting consummates an initial public offering of its Class A common stock, Mr. Horton’s bonus will be determined by a compensation committee or in such other manner as Liberman Broadcasting determines satisfies applicable stock exchange rules or laws.

Options for Class A Common Stock. The Employment Agreement provides that Liberman Broadcasting will grant Mr. Horton an option to purchase shares of its Class A common stock pursuant to the Liberman Broadcasting, Inc. Stock Incentive Plan (the “Plan”). The option will represent, on a fully diluted basis as of the date of grant, 2.25% of the outstanding shares of Liberman Broadcasting’s common stock and will vest and become exercisable in five equal annual installments of 0.45% on December 31 of each year, commencing on December 31, 2010, provided that Mr. Horton remains employed by Liberman Broadcasting on each such date. The option will be subject to the terms and conditions of the Plan, including the terms and conditions with respect to adjustments to the options in the event of changes in Liberman Broadcasting’s capital structure.

Payments on Termination. If Mr. Horton’s employment is terminated for cause (as defined in the Employment Agreement) or as a result of Mr. Horton’s disability, death or resignation during the term of the Employment Agreement, Mr. Horton will only be entitled to salary and bonuses earned at the time of such termination. In addition, if Mr. Horton is terminated by Liberman Broadcasting for cause (as defined in the Employment Agreement), any then-outstanding portion of his option to purchase Liberman Broadcasting’s Class A common stock or any other equity award will be immediately forfeited, regardless of whether it was then exercisable.

If Mr. Horton is terminated for a reason other than for cause (as defined in the Employment Agreement) or disability during the term of the Employment Agreement, Mr. Horton will be entitled to salary and bonuses earned at the time of such termination plus his base salary for one year following such termination. Mr. Horton will also be entitled to exercise the then-vested and outstanding portion of his options in accordance with the terms of the Plan.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, LBI Media Holdings, Inc. has duly caused this report to be signed on its behalf by the undersigned, hereunto duly authorized, in the City of Burbank, State of California, on January 15, 2010.

LBI MEDIA HOLDINGS, INC.

By:	/s/ Wisdom Lu
Wisdom Lu Chief Financial Officer